AGREEMENT FOR FILING OF JOINT ACQUISITION STATEMENT


          The undersigned, being persons required to file a state-ment containing the information required by Schedule 13D with respect to the same securities, hereby agree to file a joint state-ment pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934.

          Each of the undersigned represents that it or he is individually eligible to use Schedule 13D, and each understands that it or he is responsible for the timely filing of the statement on
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it or him, and is not responsible for the completeness or accuracy of the information concerning the others making a joint filing, unless it or he knows or has reason to believe that such information is inaccurate.

          EXECUTED this 2nd day of February, 1996.


                                THE RECORDS CO., a Limited Part-
                                nership

                                GEORGE J. RECORDS
                                George J. Records, Managing General
                                Partner


                                G. J. RECORDS, JR.
                                G.J. Records, Jr.